Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 4th QUARTER AND YEAR END 2016 RESULTS

Full Year 2016 Highlights:

•                 Consolidated Revenue Increased 7.9%, Operating Income Increased 5.4%, Operating Cash Flow Increased 7.0%

•                 Net Cash Provided by Operating Activities was $19.2 Billion; Free Cash Flow was $8.2 Billion

•                 Earnings per Share Increased 10.2% to $3.57; On an Adjusted Basis, EPS Increased 7.1% to $3.48

•                 Cable Communications Revenue Increased 6.6% and Operating Cash Flow Increased 5.6%

•                 Customer Relationships Increased by 858,000, a 29.0% Improvement Compared to 2015; Best Video Customer Results in 10 Years; Best High-Speed Internet Customer Results in 9 Years

•                 NBCUniversal Revenue Increased 11.0% and Operating Cash Flow Increased 13.8%

4th Quarter 2016 Highlights:

•                 Consolidated Revenue Increased 9.2%, Operating Income Increased 6.6%, Operating Cash Flow Increased 7.8%

•                 Net Cash Provided by Operating Activities was $5.7 Billion; Free Cash Flow was $2.6 Billion

•                 Earnings per Share Increased 20.3% to $0.95; On an Adjusted Basis, EPS Increased 9.9% to $0.89

•                 Cable Communications Revenue Increased 7.1% and Operating Cash Flow Increased 6.4%

•                 Added 258,000 Customer Relationships; Video Customer Net Additions were 80,000; High-Speed Internet Customer Net Additions were 385,000

•                 NBCUniversal Revenue Increased 13.0% and Operating Cash Flow Increased 14.0%

Dividends and Share Repurchases:

•                 Dividends and Share Repurchases Totaled $7.6 Billion in 2016

•                 Declared a Two-for-One Stock Split in the Form of a 100% Dividend Payable on February 17, 2017; 12th Stock Split in Company History

•                 Increased Dividend by 15% to $1.26 per Share on an Annualized, Pre-Split Basis; Increased Share Repurchase Authorization to $12.0 Billion, with $5.0 Billion Expected to be Repurchased in 2017

PHILADELPHIA – January 26, 2017… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter and year ended December 31, 2016.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “I look back on 2016 with pride and enthusiasm. This is a special company, with a team I am delighted to work with, executing at a high level. We’re pleased to report another year of strong financial and operational results, which reflect our focus on innovation, investing in the business and putting the customer first. Our performance at Comcast Cable was exceptionally strong. We grew operating cash flow 5.6%, added 161,000 video subscribers, the best video customer results in a decade, and delivered our best high-speed Internet customer results in nine years. NBCUniversal also had a terrific year, fueled by the tremendous success of the Olympics, the opening of new attractions at our theme parks, and strong theatrical performances, particularly in animation.  The consistency and strength of our results enables us to announce that we are increasing our dividend by 15% per share, we will split our stock two-for-one, the twelfth split in our company’s history, and we expect to repurchase $5 billion of our stock this year. As we begin 2017, we are well positioned to continue driving growth and shareholder value as we embark on the opportunities ahead.”

Consolidated Financial Results

	4th Quarter			Full Year
($ in millions)	2015	2016	Growth	2015	2016	Growth
Revenue	$19,245	$21,025	9.2%	$74,510	$80,403	7.9%
Excluding Olympics and Super Bowl (see Table 7)				$74,134	$78,783	6.3%
Operating Income	$4,002	$4,264	6.6%	$15,998	$16,859	5.4%
Operating Cash Flow[1]	$6,272	$6,760	7.8%	$24,678	$26,417	7.0%
Excluding Transaction-Related Costs (see Table 7)				$24,856	$26,417	6.3%
Earnings per Share[2]	$0.79	$0.95	20.3%	$3.24	$3.57	10.2%
Excluding Adjustments (see Table 5)	$0.81	$0.89	9.9%	$3.25	$3.48	7.1%
Net Cash Provided by Operating Activities	$4,965	$5,743	15.7%	$18,778	$19,240	2.5%
Free Cash Flow[3]	$1,588	$2,607	64.2%	$8,935	$8,203	(8.2%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated Revenue for the fourth quarter of 2016 increased 9.2% to $21.0 billion. Consolidated Operating Income increased 6.6% to $4.3 billion. Consolidated Operating Cash Flow increased 7.8% to $6.8 billion.

For the year ended December 31, 2016, consolidated revenue increased 7.9% to $80.4 billion compared to 2015. Excluding $1.6 billion of revenue generated by the broadcast of the 2016 Rio Olympics in the third quarter of 2016, as well as $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015, consolidated revenue increased 6.3% (see Table 7). Consolidated operating income increased 5.4% to $16.9 billion compared to 2015. Consolidated operating cash flow increased 7.0% to $26.4 billion compared to 2015. Excluding $178 million of transaction-related costs in 2015, consolidated operating cash flow increased 6.3% (see Table 7).

Earnings per Share (EPS) for the fourth quarter of 2016 was $0.95, a 20.3% increase compared to the fourth quarter of 2015. On an adjusted basis, EPS increased 9.9% to $0.89 (see Table 5).

For the year ended December 31, 2016, EPS was $3.57, a 10.2% increase compared to the prior year.  On an adjusted basis, EPS increased 7.1% to $3.48 (see Table 5).

Capital Expenditures decreased 2.4% to $2.6 billion in the fourth quarter of 2016 compared to 2015. Cable Communications’ capital expenditures increased 1.5% to $2.1 billion in the fourth quarter of 2016, reflecting increased spending on line extensions, support capital and scalable infrastructure, as well as continued spending on customer premise equipment related to the deployment of the X1 platform and wireless gateways. Cable capital expenditures represented 16.3% of Cable revenue in the fourth quarter of 2016 compared to 17.2% in last year’s fourth quarter. NBCUniversal’s capital expenditures of $461 million decreased 17.2% compared to 2015, which included a land purchase adjacent to an existing theme park of $130 million.

For the year ended December 31, 2016, capital expenditures increased 7.5% to $9.1 billion compared to 2015. Cable Communications’ capital expenditures increased 7.9% to $7.6 billion, primarily reflecting increased investment in line extensions, a higher level of investment in scalable infrastructure to increase network capacity and continued spending on customer premise equipment related to the deployment of the X1 platform and wireless gateways. For the year, Cable capital expenditures represented 15.2% of Cable revenue compared to 15.0% in 2015. NBCUniversal’s capital expenditures increased 4.8% to $1.5 billion in 2016, primarily reflecting increased spending at our Theme Parks.

Net Cash Provided by Operating Activities increased 15.7% to $5.7 billion in the fourth quarter of 2016. Free Cash Flow increased 64.2% to $2.6 billion, reflecting growth in consolidated operating cash flow and improvements in working capital, partially offset by higher cash taxes (see Table 4).

For the year ended December 31, 2016, net cash provided by operating activities increased 2.5% to $19.2 billion. Free cash flow decreased 8.2% to $8.2 billion compared to 2015, reflecting growth in consolidated operating cash flow, offset by higher working capital, an increase in capital expenditures, an increase in capitalized software and intangibles, and higher cash taxes (see Table 4).

Dividends, Share Repurchases and Stock Split. During the fourth quarter of 2016, Comcast paid dividends totaling $658 million and repurchased 19.3 million of its common shares for $1.2 billion. For the full year, Comcast made four cash dividend payments totaling $2.6 billion and repurchased 80.6 million of its common shares for $5.0 billion, resulting in a total return of capital to shareholders of $7.6 billion for 2016.

Today, Comcast announced that its Board of Directors has increased its stock repurchase program authorization to $12.0 billion. Comcast expects to repurchase $5.0 billion of its Class A common stock during 2017, subject to market conditions.

Comcast also announced that its Board of Directors declared a two-for-one stock split in the form of a 100% dividend payable on February 17, 2017 to shareholders of record as of the close of business on February 8, 2017. As the common stock is not yet trading on a post-split basis, all share and per-share amounts in this earnings release and the accompanying schedules are presented on a pre-split basis.

In addition, Comcast announced that it increased its dividend by 15% to $1.26 per share on an annualized, pre-split basis, or $0.63 per share on an annualized, post-split basis. In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.1575 a share, on a post-split basis, on the company’s common stock, payable on April 26, 2017 to shareholders of record as of the close of business on April 5, 2017.

Cable Communications

	4th Quarter			Full Year
($ in millions)	2015[4]	2016	Growth	2015[4]	2016	Growth
Cable Communications Revenue
Video	$5,416	$5,647	4.3%	$21,526	$22,357	3.9%
High-Speed Internet	3,197	3,483	9.0%	12,471	13,532	8.5%
Voice	899	873	(3.0%)	3,608	3,540	(1.9%)
Business Services	1,261	1,444	14.5%	4,751	5,514	16.1%
Advertising	634	728	14.9%	2,298	2,518	9.6%
Other	589	668	13.6%	2,274	2,587	13.8%
Cable Communications Revenue	$11,996	$12,843	7.1%	$46,928	$50,048	6.6%

Cable Communications Operating Cash Flow	$4,876	$5,186	6.4%	$19,037	$20,109	5.6%
Operating Cash Flow Margin	40.6%	40.4%		40.6%	40.2%

Cable Communications Capital Expenditures	$2,063	$2,095	1.5%	$7,040	$7,596	7.9%
Percent of Cable Communications Revenue	17.2%	16.3%		15.0%	15.2%

Revenue for Cable Communications increased 7.1% to $12.8 billion in the fourth quarter of 2016, driven primarily by increases in high-speed Internet, video and business services revenue. High-speed Internet revenue increased 9.0%, driven by an increase in the number of residential high-speed Internet customers and rate adjustments. Video revenue increased 4.3%, reflecting rate adjustments and an increase in the number of customers subscribing to additional services. Business services revenue increased 14.5%, primarily due to an increase in the number of small business customers, as well as continued growth in our medium-sized business services. Advertising revenue increased 14.9%, reflecting an increase in political advertising revenue. Other revenue increased 13.6%, primarily reflecting an increase in Xfinity Home revenue and higher franchise and regulatory fees.

For the year ended December 31, 2016, Cable revenue increased 6.6% to $50.0 billion compared to 2015, driven by growth in high-speed Internet, video and business services.

Customer Relationships increased by 258,000 to 28.6 million in the fourth quarter of 2016, primarily reflecting an increase in double product relationships. At the end of the fourth quarter, penetration of our double and triple product customers increased to 70.1% compared to 69.8% in the fourth quarter of 2015. Video customer net additions were 80,000, high-speed Internet customer net additions were 385,000 and voice customer net additions were 44,000.

For the year ended December 31, 2016, customer relationships increased by 858,000, a 29.0% increase compared to net additions of 666,000 in 2015. Video customer net additions of 161,000 were the best result in ten years. High-speed Internet customer net additions of 1.4 million marked the 11th consecutive year of more than one million net additions, and were the best result in nine years. Voice customer net additions were 211,000.

	Customers		Net Additions

(in thousands)	YE15	YE16	4Q15	4Q16	2015	2016
Video Customers	22,347	22,508	89	80	(36)	161
High-Speed Internet Customers	23,329	24,701	460	385	1,367	1,373
Voice Customers	11,475	11,687	139	44	282	211

Single Product Customers	8,366	8,541	(1)	53	(43)	175
Double Product Customers	9,221	9,699	156	159	472	477
Triple Product Customers	10,114	10,319	126	46	238	205
Customer Relationships	27,701	28,559	281	258	666	858
Customer metrics include residential and business customers.

Operating Cash Flow for Cable Communications increased 6.4% to $5.2 billion in the fourth quarter of 2016, reflecting higher revenue, partially offset by a 7.5% increase in operating expenses. The higher expenses were primarily due to a 12.2% increase in video programming costs, reflecting the timing of contract renewals, as well as higher retransmission consent fees and sports programming costs. Technical and product support expenses increased 6.6% related to the development, delivery and support of our X1 platform, cloud DVR technology and wireless gateways, and the continued growth in business services and home security and automation services. Advertising, marketing and promotion costs increased 3.5%, primarily due to increases in spending associated with attracting new residential and business services customers. Customer service expenses decreased 2.1%, reflecting reduced call volumes. This quarter’s operating cash flow margin was 40.4% compared to 40.6% in the fourth quarter of 2015.

For the year ended December 31, 2016, Cable operating cash flow increased 5.6% to $20.1 billion compared to 2015, driven by higher revenue, partially offset by a 7.3% increase in operating expenses, primarily related to a 10.1% increase in video programming costs, as well as higher technical and product support expenses, higher advertising, marketing and promotion costs, and higher customer service expenses.  For the year, operating cash flow margin was 40.2% compared to 40.6% in 2015.

NBCUniversal

	4th Quarter				Full Year
($ in millions)	2015	2016	Reported Growth	Pro Forma Growth[5]	2015	2016	Reported Growth	Pro Forma Growth[5]
NBCUniversal Revenue
Cable Networks Excluding Olympics	$2,407	$2,503	4.0%		$9,628 $9,628	$10,464 $10,032	8.7% 4.2%
Broadcast Television Excluding Olympics and Super Bowl	2,498	2,848	14.0%		8,530 8,154	10,147 8,959	19.0% 9.9%
Filmed Entertainment	1,629	1,834	12.6%		7,287	6,360	(12.7%)
Theme Parks	1,019	1,344	32.1%	13.2%	3,339	4,946	48.2%	12.7%
Headquarters, Other and Eliminations	(76)	(78)	NM		(322)	(324)	NM
NBCUniversal Revenue Excluding Olympics and Super Bowl	$7,477	$8,451	13.0%	10.5%	$28,462 $28,086	$31,593 $29,973	11.0% 6.7%	7.0% 2.9%

NBCUniversal Operating Cash Flow
Cable Networks	$894	$916	2.4%		$3,499	$3,709	6.0%
Broadcast Television	217	264	21.1%		780	1,320	69.1%
Filmed Entertainment	143	121	(15.3%)		1,234	697	(43.5%)
Theme Parks	452	640	41.9%	18.4%	1,464	2,190	49.6%	12.2%
Headquarters, Other and Eliminations	(154)	(171)	NM		(625)	(689)	NM
NBCUniversal Operating Cash Flow	$1,552	$1,770	14.0%	7.8%	$6,352	$7,227	13.8%	5.7%

NM=comparison not meaningful.

Revenue for NBCUniversal increased 13.0% to $8.5 billion in the fourth quarter of 2016 and Operating Cash Flow increased 14.0% to $1.8 billion. Pro Forma5 Revenue for NBCUniversal increased 10.5%. Pro Forma5 Operating Cash Flow increased 7.8%, reflecting increases at Theme Parks, Broadcast Television and Cable Networks, partially offset by a decline at Filmed Entertainment.

For the year ended December 31, 2016, NBCUniversal revenue increased 11.0% to $31.6 billion compared to 2015 and operating cash flow increased 13.8% to $7.2 billion. Pro forma5 revenue for NBCUniversal increased 7.0%. Pro forma5 operating cash flow increased 5.7%, reflecting increases at Broadcast Television, Theme Parks and Cable Networks, partially offset by a decline at Filmed Entertainment.

Cable Networks

Cable Networks revenue increased 4.0% to $2.5 billion in the fourth quarter of 2016, reflecting higher distribution, content licensing and other, and advertising revenue. Distribution revenue increased 4.7%, driven by contractual rate increases and contract renewals, partially offset by a decline in subscribers at our cable networks. Content licensing and other revenue increased 14.6%, due to the timing of content provided under licensing agreements. Advertising revenue increased 0.6%, due to higher rates, mostly offset by audience ratings declines. Operating cash flow increased 2.4% to $916 million in the fourth quarter of 2016, reflecting higher revenue, partially offset by an increase in programming and production costs.

For the year ended December 31, 2016, revenue from the Cable Networks segment increased 8.7% to $10.5 billion compared to 2015, reflecting higher distribution, advertising, and content licensing and other revenue. Excluding $432 million of revenue generated by the broadcast of the 2016 Rio Olympics in the third quarter of 2016, revenue increased 4.2% (see Table 7). Operating cash flow increased 6.0% to $3.7 billion compared to 2015, reflecting higher revenue, partially offset by an increase in programming and production costs.

Broadcast Television

Broadcast Television revenue increased 14.0% to $2.8 billion in the fourth quarter of 2016, reflecting higher advertising, content licensing, and distribution and other revenue. Advertising revenue increased 12.4%, driven by the premiere of Thursday Night Football, higher rates, and higher political advertising. Content licensing revenue increased 20.2%, primarily due to the timing of content provided under licensing agreements. Distribution and other revenue increased 14.1%, due to higher retransmission consent fees. Operating cash flow increased 21.1% to $264 million in the fourth quarter of 2016, reflecting higher revenue, partially offset by an increase in programming and production costs, driven by the premiere of Thursday Night Football.

For the year ended December 31, 2016, revenue from the Broadcast Television segment increased 19.0% to $10.1 billion compared to 2015.  Excluding $1.2 billion of revenue generated by the broadcast of the 2016 Rio Olympics in the third quarter of 2016, as well as $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015, revenue increased 9.9% (see Table 7).  Operating cash flow increased 69.1% to $1.3 billion compared to 2015, reflecting higher revenue, partially offset by an increase in programming and production costs primarily associated with the broadcast of the 2016 Rio Olympics.

Filmed Entertainment

Filmed Entertainment revenue increased 12.6% to $1.8 billion in the fourth quarter of 2016, which included a full quarter of revenue attributable to DreamWorks, which was acquired on August 22nd. Content licensing revenue increased 37.5%, due to the inclusion of DreamWorks, as well as the timing of when content was made available under licensing agreements. Theatrical revenue increased 96.7%, primarily due to the strong performance of Sing in this year’s fourth quarter. Other revenue increased 55.5%, primarily driven by the inclusion of DreamWorks. Home entertainment revenue declined 36.0%, reflecting the success of several releases in the prior year period, including Jurassic World, Minions and Trainwreck. Operating cash flow decreased 15.3% to $121 million in the fourth quarter of 2016, reflecting higher revenue, offset by increased expenses driven by DreamWorks, which included integration and restructuring costs.

For the year ended December 31, 2016, revenue from the Filmed Entertainment segment decreased 12.7% to $6.4 billion compared to 2015, reflecting lower theatrical and home entertainment revenue, partially offset by higher content licensing and other revenue. Operating cash flow decreased 43.5% to $697 million compared to 2015, reflecting lower revenue, partially offset by lower programming and production costs.

Theme Parks

Theme Parks revenue increased 32.1% to $1.3 billion in the fourth quarter of 2016. Pro forma5 revenue increased 13.2%, reflecting higher attendance and higher per capita spending, driven by the success of

Hollywood’s The Wizarding World of Harry Potter™ attraction, as well as the positive impact of a stronger Japanese yen. Operating cash flow increased 41.9% to $640 million in the fourth quarter of 2016. Pro forma5 operating cash flow increased 18.4%, reflecting higher revenue, partially offset by an increase in operating expenses, including costs to support new attractions.

For the year ended December 31, 2016, revenue from the Theme Parks segment increased 48.2% to $4.9 billion compared to 2015. Pro forma5 revenue increased 12.7%, reflecting higher attendance and per capita spending, as well as the positive impact of a stronger Japanese yen. Operating cash flow increased 49.6% to $2.2 billion compared to 2015. Pro forma5 operating cash flow increased 12.2%, reflecting higher revenue, partially offset by an increase in operating expenses, including costs to support new attractions.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended December 31, 2016, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $171 million compared to a loss of $154 million in the fourth quarter of 2015.

For the year ended December 31, 2016, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $689 million compared to a loss of $625 million in 2015.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily include corporate operations, Comcast Spectacor and eliminations among Comcast’s businesses. For the quarter ended December 31, 2016, Corporate, Other and Eliminations revenue was ($269) million compared to ($228) million in 2015. The operating cash flow loss was $196 million compared to a loss of $156 million in the fourth quarter of 2015.

For the year ended December 31, 2016, Corporate, Other and Eliminations revenue was ($1.2) billion compared to ($880) million in 2015.  The operating cash flow loss was $919 million compared to a loss of $711 million in 2015.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any. See Table 4 for reconciliation of non-GAAP financial measures.

2     Earnings per share amounts are presented on a pre-split, diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits.  The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison. See Table 4 for reconciliation of non-GAAP financial measures.

4     Beginning in the first quarter of 2016, certain operations and businesses including several strategic business initiatives that were previously presented in Corporate, Other and Eliminations are now presented in our Cable Communications segment to reflect a change in our management reporting presentation. For segment reporting purposes, we have adjusted all periods presented to reflect this change.

5     Pro forma information is presented for the acquisition of the 51% interest of Universal Studios Japan. See Table 6 for more detailed information.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

###

Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, January 26, 2017 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 40819623.  A replay of the call will be available starting at 12:00 p.m. ET on January 26, 2017, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, February 2, 2017 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 40819623.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, http://corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

###

Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

###

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

###

Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

###

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is one of the nation’s largest video, high-speed Internet and phone providers to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except per share data)	December 31,		December 31,
	2015	2016	2015	2016
Revenue	$19,245	$21,025	$74,510	$80,403

Programming and production	5,836	6,537	22,550	24,463
Other operating and administrative	5,581	6,129	21,319	23,409
Advertising, marketing and promotion	1,556	1,599	5,963	6,114
	12,973	14,265	49,832	53,986

Operating cash flow	6,272	6,760	24,678	26,417

Depreciation expense	1,776	1,946	6,781	7,464
Amortization expense	494	550	1,899	2,094
	2,270	2,496	8,680	9,558
Operating income	4,002	4,264	15,998	16,859

Other income (expense)
Interest expense	(674)	(756)	(2,702)	(2,942)
Investment income (loss), net	57	45	81	213
Equity in net income (losses) of investees, net	(123)	(40)	(325)	(104)
Other income (expense), net	(44)	223	320	327
	(784)	(528)	(2,626)	(2,506)

Income before income taxes	3,218	3,736	13,372	14,353

Income tax expense	(1,162)	(1,319)	(4,959)	(5,308)

Net income	2,056	2,417	8,413	9,045

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(85)	(121)	(250)	(350)

Net income attributable to Comcast Corporation	$1,971	$2,296	$8,163	$8,695

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.79	$0.95	$3.24	$3.57

Dividends declared per common share	$0.25	$0.275	$1.00	$1.10

Diluted weighted-average number of common shares	2,481	2,410	2,518	2,438

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	December 31,
	2015	2016
ASSETS

Current Assets
Cash and cash equivalents	$2,295	$3,301
Receivables, net	6,896	7,955
Programming rights	1,213	1,250
Deposits	21	1,772
Other current assets	1,878	2,083
Total current assets	12,303	16,361

Film and television costs	5,855	7,252

Investments	3,224	5,247

Property and equipment, net	33,665	36,253

Franchise rights	59,364	59,364

Goodwill	32,945	35,980

Other intangible assets, net	16,946	17,274

Other noncurrent assets, net	2,272	2,769

	$166,574	$180,500

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,215	$6,915
Accrued participations and residuals	1,572	1,726
Deferred revenue	1,302	1,132
Accrued expenses and other current liabilities	5,462	6,282
Current portion of long-term debt	3,627	5,480
Total current liabilities	18,178	21,535

Long-term debt, less current portion	48,994	55,566

Deferred income taxes	33,566	34,854

Other noncurrent liabilities	10,637	10,925

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,221	1,446

Equity
Comcast Corporation shareholders’ equity	52,269	53,943
Noncontrolling interests	1,709	2,231
Total equity	53,978	56,174

	$166,574	$180,500

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Twelve Months Ended
	December 31,
	2015	2016
OPERATING ACTIVITIES
Net income	$8,413	$9,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,680	9,558
Share-based compensation	567	640
Noncash interest expense (income), net	205	230
Equity in net (income) losses of investees, net	325	104
Cash received from investees	168	85
Net (gain) loss on investment activity and other	(318)	(169)
Deferred income taxes	958	1,444
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(708)	(782)
Film and television costs, net	(299)	(495)
Accounts payable and accrued expenses related to trade creditors	384	374
Other operating assets and liabilities	403	(794)

Net cash provided by operating activities	18,778	19,240

INVESTING ACTIVITIES
Capital expenditures	(8,499)	(9,135)
Cash paid for intangible assets	(1,370)	(1,686)
Acquisitions and construction of real estate properties	(178)	(428)
Acquisitions, net of cash acquired	(1,786)	(3,929)
Proceeds from sales of businesses and investments	433	218
Purchases of investments	(784)	(1,697)
Deposits	(18)	(1,749)
Other	238	21

Net cash provided by (used in) investing activities	(11,964)	(18,385)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	135	1,790
Proceeds from borrowings	5,486	9,231
Repurchases and repayments of debt	(4,378)	(3,052)
Repurchases and retirements of common stock	(6,750)	(5,000)
Dividends paid	(2,437)	(2,601)
Issuances of common stock	36	23
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(232)	(253)
Other	(289)	13

Net cash provided by (used in) financing activities	(8,429)	151

Increase (decrease) in cash and cash equivalents	(1,615)	1,006

Cash and cash equivalents, beginning of period	3,910	2,295

Cash and cash equivalents, end of period	$2,295	$3,301

TABLE 4 Reconciliations to Operating Cash Flow and Free Cash Flow and Alternate Presentation of Net Cash Provided by Operating Activities (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2015	2016	2015	2016
Operating income	$4,002	$4,264	$15,998	$16,859
Depreciation and amortization	2,270	2,496	8,680	9,558
Operating income before depreciation and amortization (Operating Cash Flow)	6,272	6,760	24,678	26,417
Noncash share-based compensation expense	137	145	567	640
Changes in operating assets and liabilities	(375)	92	(267)	(1,782)
Cash basis operating income	6,034	6,997	24,978	25,275
Payments of interest	(529)	(522)	(2,443)	(2,565)
Payments of income taxes	(581)	(977)	(3,726)	(3,693)
Excess tax benefits under share-based compensation	(27)	(40)	(282)	(233)
Other	68	285	251	456
Net Cash Provided by Operating Activities	$4,965	$5,743	$18,778	$19,240
Capital expenditures	(2,637)	(2,573)	(8,499)	(9,135)
Cash paid for capitalized software and other intangible assets	(454)	(523)	(1,370)	(1,686)
Principal payments on capital leases	(11)	(8)	(17)	(31)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(54)	(59)	(232)	(253)
Nonoperating items(1)	282	50	277	242
Free Cash Flow (including Economic Stimulus Packages)	2,091	2,630	8,937	8,377
Economic Stimulus Packages(1)	(503)	(23)	(2)	(174)
Total Free Cash Flow	$1,588	$2,607	$8,935	$8,203

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2016	2015	2016
(in millions)
Operating Cash Flow	$6,272	$6,760	$24,678	$26,417
Capital expenditures	(2,637)	(2,573)	(8,499)	(9,135)
Cash paid for capitalized software and other intangible assets	(454)	(523)	(1,370)	(1,686)
Cash interest expense	(529)	(522)	(2,443)	(2,565)
Cash taxes on operating items (including Economic Stimulus Packages)(2)	(326)	(967)	(3,731)	(3,830)
Changes in operating assets and liabilities(3)	(375)	92	(267)	(1,636)
Noncash share-based compensation	137	145	567	640
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(54)	(59)	(232)	(253)
Other	57	277	234	425
Free Cash Flow (including Economic Stimulus Packages)	2,091	2,630	8,937	8,377
Economic Stimulus Packages(2)	(503)	(23)	(2)	(174)
Total Free Cash Flow	$1,588	$2,607	$8,935	$8,203

(1)             Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions and to reflect cash taxes paid in the year of the related taxable income. Our definition of Free Cash Flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately. Net Cash Provided by Operating Activities for year to date 2016 includes a $146 million payment for the settlement of a tax receivable agreement immediately after the DreamWorks acquisition. For Free Cash Flow purposes, we consider this payment to be nonrecurring in nature and therefore, we excluded this amount from Free Cash Flow as a nonoperating item.

(2)             Cash taxes on operating items (including Economic Stimulus Packages) has been adjusted to include the impact of excess tax benefits under share-based compensation arrangements and to exclude the impact of nonoperating items. Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions and to reflect cash taxes paid in the year of the related taxable income. Our definition of Free Cash Flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2016	2015	2016
Payments of income taxes	($581)	($977)	($3,726)	($3,693)
Excess tax benefits under share-based compensation	(27)	(40)	(282)	(233)
Nonoperating items	282	50	277	96
Cash taxes on operating items (including Economic Stimulus Packages)	($326)	($967)	($3,731)	($3,830)

(3)             Net Cash Provided by Operating Activities in our Consolidated Statement of Cash Flows for year to date 2016 includes a $146 million decrease resulting from a payment for the settlement of a tax receivable agreement immediately after the DreamWorks acquisition. For Free Cash Flow purposes, we consider this payment to be nonrecurring in nature and therefore, we excluded the amount from Free Cash Flow. Because the amount has no impact on Free Cash Flow, it is not included in the changes in operating assets and liabilities for this presentation.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,

	2015		2016		2015		2016
(in millions, except per share data)
	$	EPS (1)	$	EPS (1)	$	EPS (1)	$	EPS (1)

Net income attributable to Comcast Corporation	$1,971	$0.79	$2,296	$0.95	$8,163	$3.24	$8,695	$3.57
Growth %			16.5%	20.3%			6.5%	10.2%

Income from agency agreement(2)	-	-	(143)	(0.06)	-	-	(143)	(0.06)
Gains on sales of businesses and investments(3)	-	-	-	-	(202)	(0.08)	(67)	(0.03)
Gain on settlement of contingent consideration liability(4)	-	-	-	-	(150)	(0.06)	-	-
Loss on early redemption of debt(5)	-	-	-	-	29	0.01	-	-
Costs related to Time Warner Cable and Charter transactions(6)	-	-	-	-	123	0.05	-	-
Losses on investment(7)	50	0.02	-	-	208	0.09	-	-

Net income attributable to Comcast Corporation (excluding adjustments)	$2,021	$0.81	$2,153	$0.89	$8,171	$3.25	$8,485	$3.48
Growth %			6.5%	9.9%			3.9%	7.1%

(1)    Based on pre-split diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(2)    4th quarter 2016 net income attributable to Comcast Corporation includes $225 million of other income, $143 million net of tax, recognized in connection with the settlement of amounts owed to us under an agency agreement that provided for, among other things, the sale of our cable services by a third party.

(3)    2016 year to date net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel’s product and technology business. 2015 year to date net income attributable to Comcast Corporation includes $335 million of other income, $202 million net of tax and noncontrolling interests, resulting from sales of an investment and a business.

(4)    2015 year to date net income attributable to Comcast Corporation includes $240 million of other income, $150 million net of tax, resulting from the settlement of a contingent consideration liability with General Electric Company related to the acquisition of NBCUniversal.

(5)    2015 year to date net income attributable to Comcast Corporation includes $47 million of interest expense, $29 million net of tax, resulting from the early redemption of debt.

(6)    2015 year to date net income attributable to Comcast Corporation includes $198 million of expense ($178 million of operating costs and expenses and $20 million of depreciation and amortization expense), $123 million net of tax, related to the Time Warner Cable and Charter transactions.

(7)    4th quarter 2015 net income attributable to Comcast Corporation includes $81 million of equity in net losses of investees, $50 million net of tax, resulting from our proportionate share of an impairment loss recorded at The Weather Channel. 2015 year to date net income attributable to Comcast Corporation includes $333 million of equity in net losses of investees, $208 million net of tax, resulting from our proportionate share of impairment losses recorded at The Weather Channel.

Note: Minor differences may exist due to rounding.

TABLE 6 Reconciliation of As Reported to Pro Forma(1) Financial Information (Unaudited)

		Theme Parks			NBCUniversal

(in millions)
		Pro Forma	Pro Forma		Pro Forma	Pro Forma
	As Reported	Adjustments(1)	Theme Parks	As Reported	Adjustments(1)	NBCUniversal

Three Months Ended December 31, 2015

Revenue	$1,019	$170	$1,189	$7,477	$170	$7,647

Operating costs and expenses	567	81	648	5,925	81	6,006

Operating cash flow	$452	$89	$541	$1,552	$89	$1,641

Three Months Ended December 31, 2016

Revenue	$1,344	-	$1,344	$8,451	-	$8,451

Operating costs and expenses	704	-	704	6,681	-	6,681

Operating cash flow	$640	-	$640	$1,770	-	$1,770

Growth Rates
Revenue	32.1%		13.2%	13.0%		10.5%
Operating cash flow	41.9%		18.4%	14.0%		7.8%

Twelve Months Ended December 31, 2015

Revenue	$3,339	$1,052	$4,391	$28,462	$1,052	$29,514

Operating costs and expenses	1,875	564	2,439	22,110	564	22,674

Operating cash flow	$1,464	$488	$1,952	$6,352	$488	$6,840

Twelve Months Ended December 31, 2016

Revenue	$4,946	-	$4,946	$31,593	-	$31,593

Operating costs and expenses	2,756	-	2,756	24,366	-	24,366

Operating cash flow	$2,190	-	$2,190	$7,227	-	$7,227

Growth Rates
Revenue	48.2%		12.7%	11.0%		7.0%
Operating cash flow	49.6%		12.2%	13.8%		5.7%

(1) Pro Forma information is presented as if the acquisition of the 51% interest of Universal Studios Japan occurred on January 1, 2014. Pro forma data does not include adjustments for transaction-related costs, costs related to integration activities, or cost savings or synergies that have been or may be achieved by the combined businesses. The pro forma amounts are primarily based on historical results of operations, adjusted for the allocation of purchase price and are not necessarily indicative of what our results would have been had we operated Universal Studios Japan since January 1, 2014, nor of our future results.

TABLE 7 Reconciliation of Consolidated Revenue Excluding 2016 Olympics and 2015 Super Bowl and Operating Cash Flow Excluding Costs Related to Time Warner Cable and Charter Transactions (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Revenue	$19,245	$21,025	9.2%	$74,510	$80,403	7.9%

2016 Olympics	-	-		-	(1,620)
2015 Super Bowl	-	-		(376)	-

Revenue excluding 2016 Olympics and 2015 Super Bowl	$19,245	$21,025	9.2%	$74,134	$78,783	6.3%

	2015	2016	Growth %	2015	2016	Growth %

Operating Income	$4,002	$4,264		$15,998	$16,859

Depreciation and Amortization	2,270	2,496		8,680	9,558

Operating Cash Flow	$6,272	$6,760	7.8%	$24,678	$26,417	7.0%

Costs related to Time Warner Cable and Charter transactions	-	-		178	-

Operating Cash Flow excluding costs related to Time Warner Cable and Charter transactions	$6,272	$6,760	7.8%	$24,856	$26,417	6.3%

Reconciliation of Consolidated NBCUniversal Revenue Excluding 2016 Olympics and 2015 Super Bowl (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Revenue	$7,477	$8,451	13.0%	$28,462	$31,593	11.0%

2016 Olympics	-	-		-	(1,620)
2015 Super Bowl	-	-		(376)	-

Revenue excluding 2016 Olympics and 2015 Super Bowl	$7,477	$8,451	13.0%	$28,086	$29,973	6.7%

Reconciliation of Consolidated NBCUniversal Pro Forma Revenue Excluding 2016 Olympics and 2015 Super Bowl (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Pro Forma Revenue	$7,647	$8,451	10.5%	$29,514	$31,593	7.0%

2016 Olympics	-	-		-	(1,620)
2015 Super Bowl	-	-		(376)	-

Pro Forma Revenue excluding 2016 Olympics and 2015 Super Bowl	$7,647	$8,451	10.5%	$29,138	$29,973	2.9%

Reconciliation of Cable Networks Revenue Excluding 2016 Olympics (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Revenue	$2,407	$2,503	4.0%	$9,628	$10,464	8.7%

2016 Olympics	-	-		-	(432)

Revenue excluding 2016 Olympics	$2,407	$2,503	4.0%	$9,628	$10,032	4.2%

Reconciliation of Broadcast Television Revenue Excluding 2016 Olympics and 2015 Super Bowl (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2015	2016	Growth %	2015	2016	Growth %

Revenue	$2,498	$2,848	14.0%	$8,530	$10,147	19.0%

2016 Olympics	-	-		-	(1,188)
2015 Super Bowl	-	-		(376)	-

Revenue excluding 2016 Olympics and 2015 Super Bowl	$2,498	$2,848	14.0%	$8,154	$8,959	9.9%

Note: Minor differences may exist due to rounding.